UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

 Pursuant To Section 13 OR 15(d) Of TheSecurities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 23, 2013

INFRAX SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Nevada	000-52488	20-2583185
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Infrax Systems, Inc. 3637 Fourth Street North. Suite 330 St. Petersburg, Florida		33704
(Address of principal executive offices)		(Zip Code)

727-498-8514

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Infrax Systems, Inc., a global provider of unified Smart Grid-related products and services for the Energy and Utility industries, announced today that its Board of Directors has approved the final “record date” and “dividend rate” of the stock of Lockwood Technology Corporation to its shareholders. The record date for determining the holders of Infrax's common stock who will receive the dividend will be changed to March 19th, 2013. The dividend rate will be 1 (one) share of Lockwood for every 3 (three) shares of Infrax Systems. The dividend rate was reverted back from 1 for 10 to its original format of 1 for 3. The decision to revert back to the original dividend rate was made by the acting CEO, Mr. Talari. The actual “distribution date” of the dividend will be announced when Lockwood Technology gets clearance from SEC and FINRA. Company is in the final stages of the preparation of the S1 to be filed with SEC.

Although we use the “record date” to determine the shareholder’s rights for dividend, if shareholders sell their shares prior to the actual “distribution date”, they will not be eligible for the dividend. Shareholders must hold their Infrax shares till the “distribution date” to qualify for the dividend of Lockwood Technology.

Please find below the associated terms in relations to the Spin-Off;

• Record Date - The date established by an issuer of a security for the purpose of determining the holders who are entitled to receive a dividend or distribution (if you sell your shares after the Record Date and before the distribution Date, you will lose your eligibility to receive your dividend)

• Dividend Rate - The total expected dividend payments from an investment (Spin-Off)

• Distribution Date – The date the dividend is paid out (after the completion of the Spin-off)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Infrax Systems, Inc.

/s/ Sam Talari

Sam Talari

Principal Executive Officer

Dated:  January 23, 2013